Exhibit 5(a)


April 9, 2001


CMS Energy Corporation
Fairlane Town Plaza
330 Town Center Drive
Suite 1100
Dearborn, Michigan  48126

This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by CMS Energy Corporation (the "Corporation") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of Common Stock, $.01 par value, of the Corporation (the "Common Stock"), which may be awarded or issued upon exercise of options granted to employees of the Corporation pursuant to the Corporation's Performance Incentive Stock Plan (the "Plan").

I am of the opinion that when the applicable provisions of the Securities Act are complied with, the Common Stock will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and nonassessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or Blue Sky Laws of the various states to the sale of the Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/Michael D. VanHemert



Michael D. Van Hemert